Exhibit 99.3

CONSENT OF RICHARD P. KIPHART

The undersigned hereby consents to the reference to the undersigned in the SAFLINK Corporation registration statement on Form S-4, as the same may be amended from time to time, as a person named in the registration statement as about to become a director of SAFLINK Corporation.

Dated: June 18, 2004

/s/ RICHARD P. KIPHART
Richard P. Kiphart